The Ensign Group Reports Record Revenues and Adjusted Earnings of $0.70 per Share; Issues 2014 Guidance

Conference Call and Webcast Scheduled for February 14, 2014 at 10:00 am PT
MISSION VIEJO, California - February 13, 2014 - The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign™ group of skilled nursing, rehabilitative care services, assisted and independent living, home health, hospice care and urgent care companies, today reported operating results for the fourth quarter and full year of 2013.
Quarter Highlights Include:

▪	Adjusted earnings per share climbed 25% sequentially to $0.70 per share for the quarter, and grew 4.5% over the prior year quarter;

▪	Same-store skilled mix days grew by 40 basis points to 28.0% of revenues in the quarter;

▪	Same-store occupancy grew by 41 basis points over the prior year quarter, to 81.3%;

▪	Adjusted consolidated EBITDAR was $40.5 million, an increase of 9.4% over the prior year quarter;

▪	Consolidated revenues were up 12.6% over the prior year quarter to a record $237.0 million, and up 9.9% to a record $904.6 million in the year; and

▪	Same-store revenues increased by $5.7 million or 3.4% over the prior year quarter.

Operating Results

Commenting on the operating results, Ensign’s President and Chief Executive Officer Christopher Christensen said, “We are pleased to report another record quarter with revenues of $237.0 million on a GAAP basis, representing a 12.6% increase over the prior year quarter. This reversal was in spite of the many challenges we faced throughout the year.”

Mr. Christensen added that Management is “likewise pleased to be issuing 2014 annual guidance, with projected revenues of $1.01 billion to $1.025 billion in revenues, with $2.74 to $2.81 in diluted adjusted earnings per share.” He also indicated that Ensign anticipates updating its earnings per share guidance following the previously-announced spin-off transaction, but revenue guidance will not be materially affected. He also stated that, “As we have noted in the past, our business can be a bit lumpy from quarter to quarter, but we are pleased to have been able to project performance fairly accurately on an annual basis year after year.”

Mr. Christensen also acknowledged that, for the first time in Ensign’s history, annual results came in just under management’s guidance for 2013, and added “Even though the improvements in the fourth quarter were significant, they were not quite large enough to make up for our second and third quarter results.” He also affirmed that some of the challenges faced by Ensign in the second and third quarter continued into the fourth quarter, including distractions associated with structuring the spin-off transaction, significant costs surrounding the implementation of our corporate integrity agreement and the short-term earnings drag created by Ensign’s significant growth earlier in the year. Noting a record quarter, he added, “Although many of these challenges remain, our improvement demonstrates that we can do much, much better, and we expect to take the momentum we generated in the fourth quarter into 2014 and beyond.”

Suzanne Snapper, Ensign’s Chief Financial Officer, observed that substantial organic upside remains within the company’s existing portfolio. “We have started to see growth in occupancy in our 42 Transitioning and Newly-Acquired Facilities, with an increase of 58 basis points at our Transitioning and Newly-Acquired facilities to 71.1%, and an increase of 120 basis points at our Newly-Acquired Facilities to 65.7%, as compared to the third quarter,” she said. She noted that these improvements, together with the 41 basis point climb in same-store occupancy to 81.3%, grew sequential consolidated occupancy to 78.0%.

Diluted GAAP earnings per share were $0.59 for the quarter, compared to $0.14 per share in the prior year quarter, and $1.16 for the year, compared to $1.91 in 2012. Adjusted non-GAAP earnings for the quarter were $0.70 per diluted share, compared to $0.56 in the third quarter of 2013. Ms. Snapper also noted that the company’s adjusted earnings per share have grown at a rate of almost 15% a year since 2009.

During the quarter, the company’s Board of Directors declared a quarterly cash dividend of $0.07 per share of Ensign common stock, an increase from the prior quarterly cash dividend of $0.065 per share. Ensign has been a dividend-paying company since 2002 and has consistently increased its dividend annually.

Ensign’s growing portfolio consists of 119 facilities, nine home health and seven hospice companies, nine urgent care clinics, and an ancillary service provider, all in 11 states. Of the 119 post-acute and seniors housing facilities, 96 are Ensign-owned, and 75 of those are owned free of mortgage debt, with Ensign affiliates holding purchase options on two of Ensign’s 23 leased facilities. Management reaffirmed that Ensign is actively seeking additional opportunities to acquire both well-performing and struggling long-term care, assisted living, seniors housing, home health and hospice operations across the United States. Management also reports that they are seeing an increased number of attractive acquisition opportunities at present, and that they expect to complete additional acquisitions before the end of the first quarter of 2014.

A discussion of the company's use of non-GAAP financial measures is set forth below. A reconciliation of net income to adjusted EBITDAR and adjusted EBITDA, as well as a reconciliation of GAAP earnings per share and net income to adjusted net earnings per share and adjusted net income, appear in the financial data portion of this release.

More complete information is contained in the company’s 10-K, which was filed with the SEC today and can be viewed on the Company’s website at http://www.ensigngroup.net.

2013 Guidance Adjusted
Management issued 2014 annual guidance, projecting revenues of $1.01 billion to $1.025 billion in revenues, with $2.74 to $2.81 per diluted share for the year. The guidance is based on diluted weighted average common shares outstanding of 22.7 million and assumes, among other things, acquisitions anticipated to be closed by the end of the second quarter, anticipated Medicaid reimbursement rate increases net of provider taxes, and that tax rates do not materially increase. It also excludes acquisition-related costs and amortization costs related to intangible assets acquired, start-up losses at newly-created operations and the impact of the spin-off healthcare and real estate businesses.

CareTrust Update
Management also reported that the planned separation of Ensign’s real estate business from its healthcare operations, which was announced on November 7, 2013, continues to move forward. The spin-off of CareTrust REIT, Inc. will create a separate and independent publicly-traded real estate investment trust which will own, acquire and lease real estate serving the healthcare and seniors housing industries.

Mr. Christensen reiterated that Ensign continues working to ensure that the strategic separation results in two very healthy platforms for growth. Greg Stapley, Ensign’s Executive Vice President and Secretary, who will become the Chief Executive Officer of CareTrust, noted that CareTrust filed its updated registration statement on Form 10 with the Securities and Exchange Commission today, which contains further details on the current format and status of the proposed transaction. Ensign anticipates that the spin-off will be completed early in the second quarter of 2014, but there can be no assurances regarding the final terms and structure of the spin-off or that it will be completed.

Conference Call
A live webcast will be held on Friday, February 14, 2014 at 10:00 a.m. Pacific Time (1:00 p.m. Eastern) to discuss Ensign’s fourth quarter and fiscal 2013 financial results, and Management’s 2014 guidance. To listen to the webcast, or to view any financial or statistical information required by SEC Regulation G, please visit the Investors section of the Ensign website at http://investor.ensigngroup.net. The webcast will be recorded, and will be available for replay via the website until 5:00 p.m. Pacific Time on Friday, March 7, 2014.

About EnsignTM
The Ensign Group, Inc.'s independent operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, home health and hospice services, and other rehabilitative, healthcare and diagnostic services for both long-term residents and short-stay rehabilitation patients at 119 post-acute, assisted living and seniors housing facilities, nine home health companies, seven hospice companies, nine urgent care locations and a mobile diagnostic business, all spread across California, Arizona, Texas, Washington, Utah, Idaho, Colorado, Nevada, Iowa, Nebraska and Oregon. Each of these operations is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated “company” and “its” assets and activities, as well as the use of the terms “we,” “us,” “its” and similar verbiage, are not meant to imply that The Ensign Group, Inc. has direct operating assets, employees or revenue, or that any of the facilities, the home health and hospice businesses, the Service Center or the captive insurance subsidiary are operated by the same entity. More information about Ensign is available at http://www.ensigngroup.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains, and the related conference call and webcast will include, forward-looking statements that are based on management’s current expectations, assumptions and beliefs about its business, financial performance, operating results, the industry in which it operates and other future events. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding growth prospects, future operating and financial performance, and the entry into final settlement documents. They are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to materially and adversely differ from those expressed in any forward-looking statement.
These risks and uncertainties relate to the company’s business, its industry and its common stock and include: reduced prices and reimbursement rates for its services; its ability to acquire, develop, manage or improve facilities, its ability to manage its increasing borrowing costs as it incurs additional indebtedness to fund the acquisition and development of facilities; its ability to access capital on a cost-effective basis to continue to successfully implement its growth strategy; its operating margins and profitability could suffer if it is unable to grow and manage effectively its increasing number of facilities; competition from other companies in the acquisition, development and operation of facilities; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit its business operations, require it to incur significant expenditures or limit its ability to relocate its facilities if necessary. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the company’s periodic filings with the Securities and Exchange Commission, including its Form 10-K, which was filed today, for a more complete discussion of the risks and other factors that could affect Ensign’s business, prospects and any forward-looking statements. Except as required by the federal securities laws, Ensign does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Contact Information
Investor/Media Relations, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net.
SOURCE: The Ensign Group, Inc.

THE ENSIGN GROUP, INC.
GAAP and ADJUSTED CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share data)

	Three Months Ended December 31, 2013				Twelve Months Ended December 31, 2013
	As Reported	Non-GAAP Adj.		As Adjusted	As Reported	Non-GAAP Adj.		As Adjusted
Revenue	$237,008	(1,524)	(9)(10)	$235,484	$904,556	$(5,688)	(9) (10)	$898,868
Expense:
Cost of services (exclusive of facility rent, general and administrative and depreciation and amortization expenses shown separately below)	187,843	(2,478)	(1)(2)(9)(10)	185,365	725,989	(11,235)	(1)(2)(9)(10)	714,754
U.S. Government inquiry settlement	—	—		—	33,000	(33,000)	(4)	—
Facility rent—cost of services	3,557	(321)	(5)(6)	3,236	13,613	(1,009)	(5) (6)	12,604
General and administrative expense	11,782	(2,180)	(3)(7)(8)	9,602	40,103	(5,148)	(3)(7)(8)	34,955
Depreciation and amortization	8,711	(210)	(11)(12)	8,501	33,909	(1,386)	(11) (12)	32,523
Total expenses	211,893	(5,189)		206,704	846,614	(51,778)		794,836
Income from operations	25,115	3,665		28,780	57,942	46,090		104,032
Other income (expense):
Interest expense	(3,346)			(3,346)	(12,787)			(12,787)
Interest income	143			143	506			506
Other expense, net	(3,203)			(3,203)	(12,281)			(12,281)
Income before provision for income taxes	21,912	3,665		25,577	45,661	46,090		91,751
Tax Effect on Non-GAAP Adjustments		1,411	(13)			17,745	(13)
Tax True-up for Effective Tax Rate		(127)	(14)			(2,422)	(14)
Provision for income taxes	8,563	1,284		9,847	20,003	15,323		35,326
Income from continuing operations	13,349	2,381		15,730	25,658	30,767		56,425
Loss from discontinued operations, net of income tax benefit	—			—	(1,804)			(1,804)
Net income	13,349	2,381		15,730	23,854	30,767		54,621
Less: net loss attributable to noncontrolling interests	(7)			(7)	(186)			(186)
Net income attributable to The Ensign Group, Inc.	$13,356	$2,381		$15,737	$24,040	$30,767		$54,807
Attributable to The Ensign Group, Inc.
Net income attributable to The Ensign Group, Inc.	13,356	2,381		15,737	24,040	30,767		54,807
Loss from discontinued operations, net of income tax benefit	—			—	(1,804)			(1,804)
Income from continuing operations attributable to The Ensign Group, Inc.	$13,356	$2,381		$15,737	$25,844	$30,767		$56,611
Net income (loss) per share:
Basic:
Net income attributable to The Ensign Group, Inc.	$0.61			$0.71	$1.10			$2.50
Loss from discontinued operations, net of income tax benefit	—			—	(0.08)			$(0.08)
Income from continuing operations attributable to The Ensign Group, Inc.	$0.61			$0.71	$1.18			$2.58
Diluted:
Net income attributable to The Ensign Group, Inc.	$0.59			$0.70	$1.07			$2.45
Loss from discontinued operations, net of income tax benefit	—			—	(0.09)			$(0.08)
Income from continuing operations attributable to The Ensign Group, Inc.	$0.59			$0.70	$1.16			$2.53
Weighted average common shares outstanding:
Basic	22,028			22,028	21,900			21,900
Diluted	22,507			22,507	22,364			22,364

(1)	Represents acquisition-related costs of $10 and $288 for the three and year ended December 31, 2013.

(2)	Represents costs of $42 and $145 for the three and year ended December 31, 2013, incurred to recognize income tax credits.

(3)	Represents additional costs incurred related to a class action lawsuit settlement of $0 and $1,524 for the three and year ended December 31, 2013.

(4)	Charges related to our efforts to achieve a global, company-wide, resolution of any claims connected to the U.S. Department of Justice (DOJ) investigation.

(5)
Represents straight-line rent amortization for the first six months of 2013 for one newly constructed facility which began operations during the first quarter of 2013. This facility began operating at full capacity during the third quarter and therefore, third and fourth quarter results were not included in the three or year ended periods above.

(6)	Represents straight-line rent amortization for newly opened urgent care centers.

(7)	Represents legal costs incurred in connection with the ongoing investigation into the billing and reimbursement processes of some of our subsidiaries being conducted by the DOJ.

(8)	Represents expenses incurred in connection with the Company's proposed spin-off of its real estate assets to a newly formed publicly traded real estate investment trust (REIT).

(9)	Represents revenues and expenses incurred at newly opened urgent care centers, less rent expense recognized in note (6) above and depreciation expense recognized in note (11) below.

(10)
Represents revenues and expenses incurred for the first six months of 2013 at one newly constructed facility which began operations during the first quarter of 2013, less rent expense recognized in note (5) above and depreciation expense recognized in Note (12) below. This facility began operating at full capacity during the third quarter and therefore, third and fourth quarter results were not included in the three or year ended periods above.

(11)
Represents depreciation expense at newly opened urgent care centers and amortization costs related to patient base intangible assets at skilled nursing and assisted living facilities acquired. Patient base intangible assets are amortized over a period of four to eight months, depending on the classification of the patients and the level of occupancy in a new acquisition on the acquisition date.

(12)
Represents depreciation expense for the first six months of 2013 at one newly constructed facility which began operations in the first quarter of 2013. This facility began operating at full capacity during the third quarter and therefore, third and fourth quarter results were not included in the three or year end periods above.

(13)	Represents the tax impact of non-GAAP adjustments noted in (1) – (12) at the Company’s year to date effective tax rate of 38.5% for the three and year ended December 31, 2013.

(14)	Represents an adjustment to the provision for income taxes to our current year to date effective rate to 40.9% and 37.9% for the three and year ended December 31, 2013.

THE ENSIGN GROUP, INC.
GAAP and ADJUSTED CONDENSED CONSOLIDATED STATEMENT OF INCOME
Adjusted to Reflect Discontinued Operations
(In thousands, except per share data)

	Three Months Ended December 31, 2012				Year Ended December 31, 2012
	As Reported Including Discontinued Operations	Non-GAAP Adj.		As Adjusted	As Reported Including Discontinued Operations	Non-GAAP Adj.		As Adjusted
Revenue	$210,505	(79)	(9)	$210,426	$823,155	(79)	(9)	$823,076
Expense:
Cost of services (exclusive of facility rent, general and administrative and depreciation and amortization expense shown separately below)	169,133	(3,077)	(1)(2)(5)(9)	166,056	656,424	(6,641)	(1)(2)(3)(5)(9)	649,783
Charges related to U.S. Government inquiries	15,000	(15,000)	(4)	—	15,000	(15,000)	(4)	—
Facility rent—cost of services	3,247	(272)	(6)(9)	2,975	13,281	(860)	(6)(9)	12,421
General and administrative expense	7,886	(503)	(7)	7,383	31,819	(1,945)	(7)	29,874
Depreciation and amortization	7,287	(50)	(8)(9)	7,237	28,358	(501)	(8)(9)	27,857
Total expenses	202,553	(18,902)		183,651	744,882	(24,947)		719,935
Income from operations	7,952	18,823		26,775	78,273	24,868		103,141
Other income (expense):
Interest expense	(3,098)			(3,098)	(12,229)			(12,229)
Interest income	83			83	255			255
Other expense, net	(3,015)	—		(3,015)	(11,974)	—		(11,974)
Income before provision for income taxes	4,937	18,823		23,760	66,299	24,868		91,167
Tax impact of non-GAAP adjustments		7,134	(10)			9,425	(10)
Tax true-up for effective tax rate		(149)	(11)
Provision for income taxes	2,020	6,985		9,005	25,134	9,425		34,559
Income from continuing operations	2,917	11,838		14,755	41,165	15,443		56,608
Loss from discontinued operations, net of income tax	(1,252)			(1,252)	(1,357)			(1,357)
Net income	1,665	11,838		13,503	39,808	15,443		55,251
Less: net loss attributable to noncontrolling interests	(272)	226		(46)	(783)	354		(429)
Net income attributable to The Ensign Group, Inc.	$1,937	$11,612		$13,549	$40,591	$15,089		$55,680
Attributable to The Ensign Group, Inc.
Net income attributable to The Ensign Group, Inc.	1,937	11,612		13,549	40,591	15,089		55,680
Loss from discontinued operations, net of income tax	(1,252)			(1,252)	(1,357)			(1,357)
Income from continuing operations attributable to The Ensign Group, Inc.	$3,189	$11,612		$14,801	$41,948	$15,089		$57,037
Net income per share
Basic:
Net income attributable to The Ensign Group, Inc.	0.09			0.63	1.89			2.60
Loss from discontinued operations, net of income tax	(0.06)			(0.06)	(0.07)			(0.06)
Income from continuing operations attributable to The Ensign Group, Inc.	$0.15			$0.69	$1.96			$2.66
Diluted:
Net income attributable to The Ensign Group, Inc.	0.09			0.61	1.85			2.54
Loss from discontinued operations, net of income tax benefit	(0.05)			(0.06)	(0.06)			(0.06)
Income from continuing operations attributable to The Ensign Group, Inc.	$0.14			$0.67	$1.91			$2.60
Weighted average common shares outstanding:
Basic	21,605			21,605	21,429			21,429
Diluted	22,075			22,075	21,942			21,942

(1)	Represents acquisition-related costs of $20 and $250 for the three and twelve months ended December 31, 2012, respectively.

(2)
Represents costs of $152 and $591 for the three and twelve months ended December 31, 2012, respectively, incurred to recognized income tax credits which contributed to the decrease in the Company's effective tax rate.

(3)	Represents the settlement of a class action lawsuit regarding minimum staffing requirements in the state of California of $2,596 during the period ended June 30, 2012.

(4)	Represents the Company's estimated liability related to its efforts to achieve a global, company-wide resolution of any claims connected to the U.S. Department of Justice (DOJ) investigation.

(5)	Represents impairment charges of $2,225 recorded at our urgent care franchising operations, which we attribute to a decline in the estimated fair value of redeemable noncontrolling interests.

(6)	Represents straight-line rent amortization for a facility which the Company has begun construction activities, but had not commenced operations of a skilled nursing facility as of December 31, 2012.

(7)
Represents legal costs incurred in connection with the ongoing investigation into the billing and reimbursement processes of some of our subsidiaries being conducted by the Department of Justice (DOJ).

(8)
Represents amortization costs related to patient base intangible assets acquired. Patient base intangible assets are amortized over a period of four to eight months, depending on the classification of the patients and the level of occupancy in a new acquisition on the acquisition date.

(9)	Represents revenues and expenses incurred at newly opened urgent care centers.

(10)	Represents the tax impact of non-GAAP adjustments noted in (1) - (7) at a normalized rate of 37.9%.

(11)	Represents an adjustment to the provision for income taxes to our effective tax rate of 37.9%.

THE ENSIGN GROUP, INC.
RECONCILIATION OF NET INCOME TO EBITDA, EBITDAR, ADJUSTED EBITDA AND
ADJUSTED EBITDAR
(in thousands)
(Unaudited)

The table below reconciles net income to EBITDA, Adjusted EBITDA, EBITDAR and Adjusted EBITDAR for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(In thousands)
Consolidated statements of income Data:
Net income	$13,349	$1,665	$23,854	$39,808
Net loss attributable to noncontrolling interests	7	272	186	783
Loss from discontinued operations	—	1,252	1,804	1,357
Interest expense, net	3,203	3,015	12,281	11,974
Provision for income taxes	8,563	2,020	20,003	25,134
Depreciation and amortization	8,711	7,287	33,909	28,358
EBITDA	33,833	15,511	92,037	107,414
Facility rent—cost of services	3,557	3,247	13,613	13,281
EBITDAR	37,390	18,758	105,650	120,695
		—
EBITDA	33,833	15,511	92,037	107,414
Charge related to the U.S. Government inquiry(a)	—	15,000	33,000	15,000
Expenses related to the Spin-Off(b)	2,192	—	4,050	—
Legal costs(c)	(13)	504	1,098	1,945
Settlement of class action lawsuit(d)	—	—	1,524	2,596
Impairment of goodwill and other indefinite-lived intangibles	490	2,225	490	2,225
Urgent care center losses(e)	406	374	1,844	546
Losses at skilled nursing facility not at full operation(f)	—	—	1,256	—
Acquisition related costs(g)	10	20	288	250
Costs incurred to recognize income tax credits(h)	42	152	145	591
Rent related to non-core business items above(i)	322	272	1,009	860
Adjusted EBITDA	37,282	34,058	136,741	131,427
Facility rent—cost of services	3,557	3,247	13,613	13,281
Less: rent related to non-core business items above(i)	(322)	(272)	(1,009)	(860)
Adjusted EBITDAR	$40,517	$37,033	$149,345	$143,848
_______________________

(a)	Charges related to our efforts to achieve a global, company-wide, resolution of any claims connected to the U.S. Department of Justice (DOJ) investigation.

(b)	Expenses incurred in connection with the Company's proposed spin-off of its real estate assets to a newly formed publicly traded real estate investment trust (REIT).

(c)	Legal costs incurred in connection with the DOJ settlement.

(d)	Settlement of a class action lawsuit regarding minimum staffing requirements in the state of California.

(e)	Losses incurred at newly opened urgent care centers, excluding rent, depreciation, interest and income taxes.

(f)
Losses incurred through the second quarter at one newly constructed skilled nursing facility which began operations during the first quarter of 2013, excluding rent, depreciation, interest and income taxes. The facility began running at full capacity during the third quarter of 2013, and therefore, results for the third and fourth quarter were not included in the results above.

(g)	Costs incurred to acquire an operation which are not capitalizable.

(h)	Costs incurred to recognize income tax credits which contributed to a decrease in effective tax rate.

(i)	Rent related to newly opened urgent care centers and one newly constructed skilled nursing facility which began operations during the first quarter of 2013, not included in items (e) and (f) above.

THE ENSIGN GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$65,755	$40,685
Accounts receivable — less allowance for doubtful accounts of $16,540 and $13,811 at December 31, 2013 and December 31, 2012, respectively	111,370	94,187
Investments — current	5,511	5,195
Prepaid income taxes	9,915	3,787
Prepaid expenses and other current assets	9,213	8,606
Deferred tax asset — current	9,232	14,871
Assets held for sale — current	—	268
Total current assets	210,996	167,599
Property and equipment, net	479,770	447,855
Insurance subsidiary deposits and investments	16,888	17,315
Escrow deposits	1,000	4,635
Deferred tax asset	4,464	2,234
Restricted and other assets	9,804	8,640
Intangible assets, net	5,718	6,115
Long-term assets held for sale	—	11,324
Goodwill	23,935	21,557
Other indefinite-lived intangibles	7,740	3,588
Total assets	$760,315	$690,862

Liabilities and equity
Current liabilities:
Accounts payable	$23,793	$26,069
Accrued charge related to U.S. Government inquiry	—	15,000
Accrued wages and related liabilities	40,093	35,847
Accrued self-insurance liabilities — current	15,461	16,034
Liabilities held for sale — current	—	339
Other accrued liabilities	25,698	20,871
Current maturities of long-term debt	7,411	7,187
Total current liabilities	112,456	121,347
Long-term debt — less current maturities	251,895	200,505
Accrued self-insurance liabilities — less current portion	33,642	34,849
Fair value of interest rate swap	1,828	2,866
Long-term liabilities held for sale	—	130
Deferred rent and other long-term liabilities	3,237	3,281
Total equity	357,257	327,884
Total liabilities and equity	$760,315	$690,862

THE ENSIGN GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

The following table presents selected data from our consolidated statements of cash flows for the periods presented:

	Year Ended December 31,
	2013	2012
Net cash provided by operating activities	$37,424	$82,050
Net cash used in investing activities	(65,235)	(84,496)
Net cash provided by financing activities	52,881	13,547
Net increase in cash and cash equivalents	25,070	11,101
Cash and cash equivalents beginning of period	40,685	29,584
Cash and cash equivalents end of period	$65,755	$40,685

THE ENSIGN GROUP, INC.
SELECT PERFORMANCE INDICATORS
(Unaudited)

The following tables summarize our selected performance indicators, along with other statistics, for each of the dates or periods indicated:

	Three Months Ended December 31,
	2013	2012
	(Dollars in thousands)		Change	% Change
Total Facility Results:
Revenue	$237,008	$210,505	$26,503	12.6%
Number of facilities at period end	119	108	11	10.2%
Actual patient days	947,138	872,634	74,504	8.5%
Occupancy percentage — Operational beds	78.0%	78.3%		(0.3)%
Skilled mix by nursing days	26.0%	25.9%		0.1%
Skilled mix by nursing revenue	49.1%	49.7%		(0.6)%

	Three Months Ended December 31,
	2013	2012
	(Dollars in thousands)		Change	% Change
Same Facility Results:(1)
Revenue	$174,913	$169,214	$5,699	3.4%
Number of facilities at period end	77	77	—	—%
Actual patient days	664,098	661,257	2,841	0.4%
Occupancy percentage — Operational beds	81.3%	80.9%		0.4%
Skilled mix by nursing days	28.0%	27.6%		0.4%
Skilled mix by nursing revenue	50.9%	52.1%		(1.2)%

	Three Months Ended December 31,
	2013	2012
	(Dollars in thousands)		Change	% Change
Transitioning Facility Results:(2)
Revenue	$36,377	$34,869	$1,508	4.3%
Number of facilities at period end	25	25	—	—%
Actual patient days	183,922	182,738	1,184	0.6%
Occupancy percentage — Operational beds	74.4%	73.9%		0.5%
Skilled mix by nursing days	19.5%	18.8%		0.7%
Skilled mix by nursing revenue	41.8%	38.8%		3.0%

	Three Months Ended December 31,
	2013	2012
	(Dollars in thousands)		Change	% Change
Recently Acquired Facility Results:(3)
Revenue	$25,718	$6,422	$19,296	NM
Number of facilities at period end	17	6	11	NM
Actual patient days	99,118	28,639	70,479	NM
Occupancy percentage — Operational beds	65.7%	56.8%		NM
Skilled mix by nursing days	19.1%	14.0%		NM
Skilled mix by nursing revenue	40.9%	23.5%		NM
_______________________

(1)	Same Facility results represent all facilities purchased prior to January 1, 2010.

(2)	Transitioning Facility results represents all facilities purchased from January 1, 2010 to December 31, 2011.

(3)	Recently Acquired Facility (or “Acquisitions”) results represent all facilities purchased on or subsequent to January 1, 2012.

	Twelve Months Ended December 31,
	2013	2012
	(Dollars in thousands)		Change	% Change
Total Facility Results:
Revenue	$904,556	$823,155	$81,401	9.9%
Number of facilities at period end	119	108	11	10.2%
Actual patient days	3,648,651	3,452,598	196,053	5.7%
Occupancy percentage — Operational beds	77.5%	79.0%		(1.5)%
Skilled mix by nursing days	26.4%	25.9%		0.5%
Skilled mix by nursing revenue	50.0%	50.0%		—%

	Twelve Months Ended December 31,
	2013	2012
	(Dollars in thousands)		Change	% Change
Same Facility Results:(1)
Revenue	$679,610	$670,747	$8,863	1.3%
Number of facilities at period end	77	77	—	—%
Actual patient days	2,618,541	2,638,029	(19,488)	(0.7)%
Occupancy percentage — Operational beds	80.8%	81.2%		(0.4)%
Skilled mix by nursing days	28.3%	27.5%		0.8%
Skilled mix by nursing revenue	52.1%	52.0%		0.1%

	Twelve Months Ended December 31,
	2013	2012
	(Dollars in thousands)		Change	% Change
Transitioning Facility Results:(2)
Revenue	$141,180	$135,639	$5,541	4.1%
Number of facilities at period end	25	25	—	—%
Actual patient days	724,243	736,995	(12,752)	(1.7)%
Occupancy percentage — Operational beds	73.8%	74.9%		(1.1)%
Skilled mix by nursing days	20.2%	18.2%		2.0%
Skilled mix by nursing revenue	42.0%	39.2%		2.8%

	Twelve Months Ended December 31,
	2013	2012
	(Dollars in thousands)		Change	% Change
Recently Acquired Facility Results:(3)
Revenue	$83,766	$16,769	$66,997	NM
Number of facilities at period end	17	6	11	NM
Actual patient days	305,867	77,574	228,293	NM
Occupancy percentage — Operational beds	62.7%	55.5%		NM
Skilled mix by nursing days	18.0%	11.2%		NM
Skilled mix by nursing revenue	38.1%	20.9%		NM
_______________________

(1)	Same Facility results represent all facilities purchased prior to January 1, 2010.

(2)	Transitioning Facility results represents all facilities purchased from January 1, 2010 to December 31, 2011.

(3)	Recently Acquired Facility (or “Acquisitions”) results represent all facilities purchased on or subsequent to January 1, 2012.

THE ENSIGN GROUP, INC.
SKILLED NURSING AVERAGE DAILY REVENUE RATES AND
PERCENT OF SKILLED NURSING REVENUE AND DAYS BY PAYOR

The following table reflects the change in skilled nursing average daily revenue rates by payor source, excluding services that are not covered by the daily rate:

	Three Months Ended December 31,
	Same Facility		Transitioning		Acquisitions		Total		%
	2013	2012	2013	2012	2013	2012	2013	2012	Change
Skilled Nursing Average Daily Revenue Rates:
Medicare	$572.28	$565.15	$487.50	$474.63	$468.45	$424.77	$552.37	$547.86	0.8%
Managed care	404.54	399.71	397.83	389.83	461.24	264.91	408.26	399.25	2.3%
Other skilled	432.46	451.81	723.71	439.00	253.00	—	439.21	451.60	(2.7)%
Total skilled revenue	494.98	494.30	478.68	461.54	465.23	425.53	491.43	489.90	0.3%
Medicaid	184.47	170.42	159.06	169.56	159.31	235.97	179.18	172.38	3.9%
Private and other payors	190.34	185.72	165.11	167.11	155.97	170.02	179.57	179.55	—%
Total skilled nursing revenue	$271.91	$261.30	$222.99	$223.84	$217.12	$254.16	$260.54	$255.72	1.9%

	Twelve Months Ended December 31,
	Same Facility		Transitioning		Acquisitions		Total		%
	2013	2012	2013	2012	2013	2012	2013	2012	Change
Skilled Nursing Average Daily Revenue Rates:
Medicare	$564.45	$555.44	$474.16	$471.25	$461.98	$418.73	$544.51	$541.63	0.5%
Managed care	398.86	391.08	378.70	395.32	458.55	427.52	400.44	391.32	2.3%
Other skilled	455.88	457.58	708.32	529.85	253.00	—	460.76	458.67	0.5%
Total skilled revenue	492.13	490.63	462.86	460.25	460.78	418.88	487.53	486.98	0.1%
Medicaid	176.97	168.85	158.45	155.16	167.26	204.57	174.04	167.78	3.7%
Private and other payors	188.44	189.62	167.45	165.93	154.87	168.26	179.40	181.52	(1.2)%
Total skilled nursing revenue	$267.38	$259.48	$222.39	$213.93	$218.10	$223.11	$257.67	$252.18	2.2%

The following tables set forth our percentage of skilled nursing patient revenue and days by payor source for the three months ended December 31, 2013 and 2012:

	Three Months Ended December 31,
	Same Facility		Transitioning		Acquisitions		Total
	2013	2012	2013	2012	2013	2012	2013	2012
Percentage of Skilled Nursing Revenue:
Medicare	30.5%	31.9%	34.4%	33.4%	25.6%	23.5%	30.6%	31.8%
Managed care	14.8	14.7	5.8	4.8	15.2	(0.1)	13.8	13.1
Other skilled	5.6	5.5	1.6	0.6	0.1	—	4.7	4.8
Skilled mix	50.9	52.1	41.8	38.8	40.9	23.4	49.1	49.7
Private and other payors	7.6	7.6	21.0	21.3	12.4	8.5	9.5	9.3
Quality mix	58.5	59.7	62.8	60.1	53.3	31.9	58.6	59.0
Medicaid	41.5	40.3	37.2	39.9	46.7	68.1	41.4	41.0
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

	Three Months Ended December 31,
	Same Facility		Transitioning		Acquisitions		Total
	2013	2012	2013	2012	2013	2012	2013	2012
Percentage of Skilled Nursing Days:
Medicare	14.6%	14.8%	15.8%	15.7%	11.9%	14.1%	14.4%	14.8%
Managed care	9.9	9.6	3.2	2.8	7.2	(0.1)	8.8	8.4
Other skilled	3.5	3.2	0.5	0.3	—	—	2.8	2.7
Skilled mix	28.0	27.6	19.5	18.8	19.1	14.0	26.0	25.9
Private and other payors	10.8	10.6	28.4	28.5	17.2	12.7	13.8	13.3
Quality mix	38.8	38.2	47.9	47.3	36.3	26.7	39.8	39.2
Medicaid	61.2	61.8	52.1	52.7	63.7	73.3	60.2	60.8
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

The following tables set forth our percentage of skilled nursing patient revenue and days by payor source for the year ended December 31, 2013 and 2012:

	Twelve Months Ended December 31,
	Same Facility		Transitioning		Acquisitions		Total
	2013	2012	2013	2012	2013	2012	2013	2012
Percentage of Skilled Nursing Revenue:
Medicare	31.3%	33.0%	35.1%	33.3%	26.6%	20.6%	31.4%	32.9%
Managed care	15.2	13.7	5.7	5.3	11.5	0.3	13.9	12.4
Other skilled	5.6	5.3	1.2	0.6	—	—	4.7	4.7
Skilled mix	52.1	52.0	42.0	39.2	38.1	20.9	50.0	50.0
Private and other payors	7.5	7.6	21.4	22.6	12.1	11.2	9.5	9.5
Quality mix	59.6	59.6	63.4	61.8	50.2	32.1	59.5	59.5
Medicaid	40.4	40.4	36.6	38.2	49.8	67.9	40.5	40.5
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

	Twelve Months Ended December 31,
	Same Facility		Transitioning		Acquisitions		Total
	2013	2012	2013	2012	2013	2012	2013	2012
Percentage of Skilled Nursing Days:
Medicare	14.8%	15.4%	16.5%	15.1%	12.6%	11.0%	14.8%	15.3%
Managed care	10.2	9.1	3.3	2.8	5.4	0.2	8.9	8.0
Other skilled	3.3	3.0	0.4	0.3	—	—	2.7	2.6
Skilled mix	28.3	27.5	20.2	18.2	18.0	11.2	26.4	25.9
Private and other payors	10.7	10.4	28.4	29.2	17.0	14.7	13.7	13.2
Quality mix	39.0	37.9	48.6	47.4	35.0	25.9	40.1	39.1
Medicaid	61.0	62.1	51.4	52.6	65.0	74.1	59.9	60.9
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

THE ENSIGN GROUP, INC.
REVENUE BY PAYOR SOURCE

The following table sets forth our total revenue by payor source and as a percentage of total revenue for the periods indicated:

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2013		2012		2013		2012
	$	%	$	%	$	%	$	%
	(Dollars in thousands)
Revenue:
Medicaid	$86,502	36.5%	$78,112	37.1%	$323,803	35.8%	$302,046	36.7%
Medicare	74,703	31.5	68,863	32.7	292,917	32.4	278,578	33.8
Medicaid-skilled	9,469	4.0	8,690	4.1	36,085	4.0	33,031	4.0
Total	170,674	72.0	155,665	73.9	652,805	72.2	613,655	74.5
Managed care	30,722	13.0	26,668	12.7	118,168	13.1	98,655	12.0
Private and other(1)	35,612	15.0	28,172	13.4	133,583	14.7	110,845	13.5
Total revenue	$237,008	100.0%	$210,505	100.0%	$904,556	100.0%	$823,155	100.0%
(1) Private and other payors includes revenue from urgent care centers and other ancillary businesses.

Discussion of Non-GAAP Financial Measures
EBITDA consists of net income before (a) interest expense, net, (b) provisions for income taxes, and (c) depreciation and amortization. EBITDAR consists of net income before (a) interest expense, net, (b) provisions for income taxes, (c) depreciation and amortization, and (d) facility rent-cost of services. Adjusted EBITDA consists of net income before (a) interest expense, net, (b) provisions for income taxes, (c) depreciation and amortization, and, (d) discontinued operations, (e) development and operational losses associated with newly-developed operations which have not achieved stabilization, (f) impairment charges, (g) charges related to the DOJ settlement, (h) expenses incurred in connection with the Company’s proposed spin-off of real estate assets, (i) settlement of a class action lawsuit and (j) normalized tax rate. Adjusted EBITDAR consists of net income before (a) interest expense, net, (b) provisions for income taxes, (c) depreciation and amortization, and (d) facility rent-cost of services, (e) , discontinued operations, (f) development and operational losses associated with newly-developed operations which have not achieved stabilization, (g) impairment charges, (h) charges related to the DOJ settlement, (i) expenses incurred in connection with the Company’s proposed spin-off of real estate assets, (j) settlement of a class action lawsuit and (k) normalized tax rate. The company believes that the presentation of EBITDA, EBITDAR, adjusted EBITDA, adjusted EBITDAR, adjusted net income and adjusted earnings per share provides important supplemental information to management and investors to evaluate the company’s operating performance. The company believes disclosure of adjusted net income per share, EBITDA, EBITDAR, adjusted EBITDA and adjusted EBITDAR has economic substance because the excluded revenues and expenses are infrequent in nature and are variable in nature, or do not represent current revenues or cash expenditures. A material limitation associated with the use of these measures as compared to the GAAP measures of net income and diluted earnings per share is that they may not be comparable with the calculation of net income and diluted earnings per share for other companies in the company's industry. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. For further information regarding why the company believes that this non-GAAP measure provides useful information to investors, the specific manner in which management uses this measure, and some of the limitations associated with the use of this measure, please refer to the company's Report on Form 10-K filed today with the SEC. The Form 10-K is available on the SEC's website at www.sec.gov or under the "Financial Information" link of the Investor Relations section on Ensign’s website at http://www.ensigngroup.net.